UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 24, 2005

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

ITEM 2.02	Results of Operations and Financial Condition

On October 24, 2005 registrant issued a press release entitled “Halliburton Announces Third Quarter Results.”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES THIRD QUARTER RESULTS
95 cents earnings per diluted share

HOUSTON, Texas - Halliburton (NYSE:HAL) announced today that both income from continuing operations and net income in the third quarter of 2005 were $499 million, or $0.95 per diluted share. This compares to income from continuing operations of $186 million, or $0.42 per diluted share, in the third quarter of 2004. Net loss for the third quarter of 2004 of $44 million, or $0.09 per diluted share, included a net loss from discontinued operations of $230 million, or $0.51 per diluted share, related to the asbestos and silica settlement.

Consolidated revenue in the third quarter of 2005 was $5.1 billion, up 6% from the third quarter of 2004. This increase was largely attributable to higher activity in the Energy Services Group (ESG). This was partially offset by lower revenue in KBR on government services projects in the Middle East, as well as offshore construction and other projects nearing completion in the Energy and Chemicals (E&C) segment.

Consolidated operating income was $690 million in the third quarter of 2005 compared to $342 million in the third quarter of 2004. ESG experienced strong performance reflecting increased rig activity, higher utilization of assets, and increased pricing. Operating income in the third quarter of 2004 was positively impacted by a $40 million gain related to the sale of ESG’s surface well testing operations. KBR’s performance improved in both the Government and Infrastructure (G&I) segment and the E&C segment. G&I results included $85 million of operating income related to the sale of KBR’s interest in a toll road. The consolidated negative impact of the hurricanes on Halliburton in the third quarter of 2005 was approximately $33 million pretax income, or $0.05 per diluted share after tax.

“We are pleased with the third quarter performance of the ESG and KBR, as both are maintaining the momentum of the strong earnings we experienced in the first half of the year,” said Dave Lesar, chairman, president, and chief executive officer of Halliburton. “Continued strength in the North American natural gas drilling market contributed to this growth. Despite the impact of the hurricanes, ESG posted record revenue and operating income for the quarter and increased operating margins to 21.8%, up from 21.1% in the second quarter of 2005. KBR’s continued strong financial performance and recent gas monetization contract wins give us a competitive edge in a growing arena where we are already well positioned.”
 -more-

2005 Third Quarter Segment Results

Energy Services Group

ESG posted record revenue of $2.6 billion in the third quarter of 2005, a $489 million or 23% increase over the third quarter of 2004. ESG also posted record operating income of $566 million, up $152 million or 37% from the same period in the prior year. The negative impact on ESG’s results from hurricanes in the Gulf of Mexico during the third quarter of 2005 was approximately $28 million of pretax income, or $0.04 per diluted share after tax, primarily due to the temporary suspension of work related to damaged and lost customer rigs. The negative impact from hurricanes in the third quarter of 2004 was approximately $6 million of pretax income, or $0.01 per diluted share after tax. ESG’s operating margin was 21.8% during the third quarter of 2005, despite the impact of the hurricanes.

Production Optimization operating income for the third quarter of 2005 was $263 million, an increase of $41 million or 19% over the third quarter of 2004. Production enhancement services operating income increased 67%, driven by strong demand for well stimulation services in natural gas applications, increased utilization of crews and assets, and improved pricing in the United States. Completion tools operating income increased 7% due to higher rig activity in Saudi Arabia. Partially offsetting this increase were declines in activity in Mexico and Venezuela. WellDynamics operating income for the third quarter of 2005 improved over the prior year quarter due to manufacturing efficiencies and strong sales of its SmartWell® technology. Hurricanes negatively impacted Production Optimization operating income by approximately $8 million in the third quarter of 2005. Operating income in the third quarter of 2004 included a $40 million gain on the sale of surface well testing operations.

Fluid Systems operating income for the third quarter of 2005 was $139 million, a $26 million or 23% increase over the third quarter of 2004. Cementing services operating income increased 29% due to higher drilling activity, improved pricing, and increased asset utilization in the United States, partially offset by lower activity in Mexico. Baroid Fluid Services operating income grew 11% on higher activity and improved pricing in Africa, as well as on strong natural gas operations in the United States. This was partially offset by lower activity in Mexico and Brazil. Hurricanes in the third quarter of 2005 negatively impacted Fluid Systems operating income by $15 million.

Drilling and Formation Evaluation operating income for the third quarter of 2005 was $129 million, a $67 million or 108% increase over the prior year third quarter. All regions showed earnings growth with international operations driving 66% of the increase. Pricing improvement was evident across all product lines. Sperry Drilling Services operating income increased 109% benefiting from increased directional drilling activity in the Middle East and Latin America, as well as in Canada and the United States. Logging services operating income increased 68% due to increased activity in the United States and strong growth in Latin America and the Middle East. Security DBS Drill Bits operating income tripled, reflecting strong roller cone and fixed cutter bit sales in the United States, Canada, Latin America and the North Sea, combined with the realization of manufacturing efficiencies. Hurricanes in the third quarter of 2005 negatively impacted Drilling and Formation Evaluation operating income by $5 million.
-more-

Digital and Consulting Solutions operating income in the third quarter of 2005 was $35 million, an $18 million or 106% increase as compared to the prior year period, primarily driven by higher production consulting and data management services revenue.

KBR

KBR revenue for the third quarter of 2005 was $2.5 billion, a 7% decrease compared to the third quarter of 2004, primarily due to decreased military support activities in Iraq. Operating income for the third quarter of 2005 was $150 million compared to an operating loss of $50 million in the prior year quarter. KBR incurred $5 million in pretax expenses, or $0.01 per diluted share after tax, related to the Gulf of Mexico hurricanes during the third quarter of 2005.

Government and Infrastructure operating income for the third quarter of 2005 was $149 million compared to an operating loss of $6 million in the third quarter of 2004. Operating income for the third quarter of 2005 included $85 million in income on the sale of the toll road interest. Iraq-related operating income increased primarily due to the favorable settlement of government audits of fuel costs and other disputed issues.

Energy and Chemicals operating income was $1 million in the third quarter of 2005 compared to an operating loss of $44 million in the third quarter of 2004. Third quarter of 2005 results were impacted by $47 million of charges related to an Algerian joint venture and an additional $23 million loss on an Algerian gas processing plant project. The operating loss in the third quarter of 2004 included $59 million of project losses on two projects: a gas processing plant in Algeria and a floating production, storage, and offloading vessel project in Indonesia. There was also $14 million of charges related to the restructuring of KBR in the third quarter of 2004.

Halliburton’s Iraq-related work contributed approximately $1.2 billion in revenue in the third quarter of 2005 and $44 million of operating income, or a 3.7% margin, before corporate expenses and taxes.

Technology and Significant Achievements

Halliburton made a number of advances in technology and new contract awards.

Energy Services Group new technologies and contract awards:

•
Halliburton’s Sperry Drilling Services commercialized the industry’s first 4 ¾” formation testing-while-drilling suite (GeoTap®) in the Gulf of Mexico in conjunction with Sperry’s slimhole rotary steerable system, real-time resistivity, gamma, neutron, density, sonic, and vibration sensors. The operator chose to include the slimhole GeoTap® tester in the bottomhole assembly as high wellbore inclinations made wireline logging risky and expensive. Using the new slimhole bottomhole assembly technology saved the operator an estimated four days relative to the use of conventional wireline techniques.

-more-

•
Halliburton introduced its new Zero-D™ diesel-free liquid gel concentrates for hydraulic fracturing. This industry advancement will help operators move to higher levels of performance with less environmental impact. Zero-D formulation is designed to be used with Halliburton’s most popular fracturing fluid systems, including SilverStim™, Delta Frac™, DeepQuest™, and SeaQuest™ fluids, and is applicable over a broad range of depths and temperatures in virtually any formation where fracturing can help improve production.

•
WellDynamics and BP have signed a multi-well contract to provide SmartWell® downhole flow control and ancillary completion equipment for managing water injection in BP’s deepwater Greater Plutonio development in Angola. The project will require some 40 wells with approximately equal numbers of oil production wells and water injection wells. The water injection wells will provide reservoir pressure support and sweep efficiency to assist optimal reserve recovery. Three additional gas injection wells will be used for reservoir pressure support and to dispose of associated gas production.

•
Landmark released its commercial version of DecisionSpace® Nexus™ software, a breakthrough technology developed in collaboration with BP that is designed to perform reservoir simulation on both simple and complex reservoirs at unprecedented speed. This next generation technology gives reservoir engineers and asset teams a productivity tool that, on average, enables reservoir simulation five times faster than existing technology. This increased processing speed, along with easy data transfer and streamlined workflows, improves productivity. In addition, the ability to simulate the surface and subsurface simultaneously creates a much more accurate representation of their asset, assisting in better, more confident decisions.

KBR new contract awards:

•
Yemen LNG Company Ltd. has awarded KBR and its joint venture partners, Technip of France and JGC Corporation of Japan, a lump-sum turnkey contract valued at more than $2.0 billion to provide engineering, procurement, construction, pre-commissioning, commissioning, start-up, and operations services for Yemen’s first liquefied natural gas (LNG) plant. Consisting of two liquefaction trains with a combined capacity of 6.7 million tons per year, the LNG plant will be located in the port of Balhaf on the southern coast of Yemen. The target for start-up of Train 1 is the end of 2008, with Train 2 due to come on-line approximately five months later.

•
KBR and JGC Corporation signed a letter of intent with Qatar Shell GTL Limited, a Royal Dutch Shell plc subsidiary, for project management of the Pearl gas-to- liquids (GTL) project in Ras Laffan, Qatar, to a joint venture between JGC and KBR. In addition to the development of offshore upstream gas production facilities, Shell’s Pearl GTL project includes developing an onshore GTL plant that will produce 140,000 barrels per day of GTL products and about 100,000 barrels of oil equivalent per day of natural gas liquids.

-more-

Halliburton, founded in 1919, is one of the world’s largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and KBR. The company’s World Wide Web site can be accessed at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations of the company by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies; contract disputes with the company’s customers; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to radioactive sources, explosives and chemicals; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism, foreign operations and foreign exchange rates and controls; weather-related issues including the effects of hurricanes and tropical storms; changes in capital spending by, and claims negotiations with, customers; changes in the demand for or price of oil and/or gas, structural changes in the industries in which the company operates, and performance of fixed-fee projects; the development and installation of financial systems; increased competition for employees; and integration of acquired businesses, operations of joint venture, and completion of planned dispositions. Halliburton's Form 10-K for the year ended December 31, 2004, Form 10-Q for the period ended June 30, 2005, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect the business, results of operations and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
-more-

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	September 30		June 30
	2005	2004	2005
Revenue:
Production Optimization	$1,107	$886	$1,046
Fluid Systems	731	618	699
Drilling and Formation Evaluation	588	450	566
Digital and Consulting Solutions	171	154	160
Total Energy Services Group	2,597	2,108	2,471
Government and Infrastructure	1,884	1,993	2,039
Energy and Chemicals	614	689	653
Total KBR	2,498	2,682	2,692
Total revenue	$5,095	$4,790	$5,163
Operating income (loss):
Production Optimization	$263	$222	$245
Fluid Systems	139	113	135
Drilling and Formation Evaluation	129	62	126
Digital and Consulting Solutions	35	17	16
Total Energy Services Group	566	414	522
Government and Infrastructure	149	(6)	73
Energy and Chemicals	1	(44)	49
Total KBR	150	(50)	122
General corporate	(26)	(22)	(37)
Total operating income	690	342	607
Interest expense	(51)	(51)	(51)
Interest income	17	13	9
Foreign currency, net	(2)	1	(7)
Other, net	(2)	(2)	(3)
Income from continuing operations before income taxes and minority interest	652	303	555
Provision for income taxes	(132)	(111)	(154)
Minority interest in net income of subsidiaries	(21)	(6)	(10)
Income from continuing operations	499	186	391
Income (loss) from discontinued operations, net	-	(230)	1
Net income (loss)	$499	$(44)	$392
Basic income (loss) per share:
Income from continuing operations	$0.99	$0.43	$0.78
Income (loss) from discontinued operations, net	-	(0.54)	-
Net income (loss)	$0.99	$(0.11)	$0.78
Diluted income (loss) per share:
Income from continuing operations	$0.95	$0.42	$0.76
Income (loss) from discontinued operations, net	-	(0.51)	-
Net income (loss)	$0.95	$(0.09)	$0.76
Basic weighted average common shares outstanding	506	438	503
Diluted weighted average common shares outstanding	525	442	513

See Footnote Table 1 for a list of significant items included in operating income.
-more-

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Nine Months Ended
	September 30
	2005	2004
Revenue:
Production Optimization	$3,053	$2,391
Fluid Systems	2,061	1,707
Drilling and Formation Evaluation	1,643	1,317
Digital and Consulting Solutions	495	413
Total Energy Services Group	7,252	5,828
Government and Infrastructure	6,014	7,098
Energy and Chemicals	1,930	2,339
Total KBR	7,944	9,437
Total revenue	$15,196	$15,265
Operating income (loss):
Production Optimization	$799	$425
Fluid Systems	387	250
Drilling and Formation Evaluation	335	164
Digital and Consulting Solutions	80	60
Total Energy Services Group	1,601	899
Government and Infrastructure	275	75
Energy and Chemicals	102	(417)
Total KBR	377	(342)
General corporate	(95)	(66)
Total operating income	1,883	491
Interest expense	(154)	(160)
Interest income	38	30
Foreign currency, net	(9)	(9)
Other, net	(7)	2
Income from continuing operations before income taxes and minority interest	1,751	354
Provision for income taxes	(455)	(131)
Minority interest in net income of subsidiaries	(39)	(19)
Income from continuing operations	1,257	204
Loss from discontinued operations, net	(1)	(980)
Net income (loss)	$1,256	$(776)
Basic income (loss) per share:
Income from continuing operations	$2.50	$0.47
Loss from discontinued operations, net	-	(2.25)
Net income (loss)	$2.50	$(1.78)
Diluted income (loss) per share:
Income from continuing operations	$2.44	$0.46
Loss from discontinued operations, net	-	(2.22)
Net income (loss)	$2.44	$(1.76)
Basic weighted average common shares outstanding	503	437
Diluted weighted average common shares outstanding	516	441

See Footnote Table 1 for a list of significant items included in operating income.

-more-

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	September 30	June 30	December 31
	2005	2005	2004
Assets
Current assets:
Cash and marketable securities	$2,124	$1,575	$2,808
Receivables, net	4,173	4,280	4,685
Inventories, net	962	931	791
Insurance for asbestos- and silica-related liabilities	193	91	1,066
Other current assets	1,039	1,090	680
Total current assets	8,491	7,967	10,030

Property, plant, and equipment, net	2,602	2,550	2,553
Insurance for asbestos- and silica-related liabilities	201	301	350
Other assets	2,401	2,398	2,931
Total assets	$13,695	$13,216	$15,864

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$1,714	$1,871	$2,339
Current maturities of long-term debt	651	374	347
Asbestos- and silica-related liabilities	-	-	2,408
Other current liabilities	1,867	1,927	2,038
Total current liabilities	4,232	4,172	7,132

Long-term debt	2,821	3,103	3,593
Asbestos- and silica-related liabilities	-	-	37
Other liabilities	1,162	1,133	1,062
Total liabilities	8,215	8,408	11,824
Minority interest in consolidated subsidiaries	133	113	108
Shareholders’ equity	5,347	4,695	3,932
Total liabilities and shareholders’ equity	$13,695	$13,216	$15,864

Note - Certain prior period amounts have been reclassified to be consistent with the current presentation.

HALLIBURTON COMPANY
Selected Cash Flow Information
(Millions of dollars)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004

Capital expenditures:
Energy Services Group	$164	$122	$424	$356
KBR	21	16	50	66
Total capital expenditures	$185	$138	$474	$422

Depreciation, depletion, and amortization:
Energy Services Group	$111	$105	$333	$335
KBR	14	13	44	39
Total depreciation, depletion, and amortization	$125	$118	$377	$374

-more-

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Geographic Region - Energy Services Group Only
(Millions of dollars)
(Unaudited)

	Three Months Ended		Three Months Ended
	September 30		June 30
	2005	2004	2005
Revenue:
North America	$1,270	$969	$1,137
Latin America	324	295	333
Europe/Africa/CIS	589	510	565
Middle East/Asia	414	334	436
Total revenue	$2,597	$2,108	$2,471

Operating income:
North America	$347	$228	$289
Latin America	40	52	39
Europe/Africa/CIS	101	88	105
Middle East/Asia	78	46	89
Total operating income	$566	$414	$522

	Nine Months Ended
	September 30
	2005	2004
Revenue:
North America	$3,466	$2,629
Latin America	971	781
Europe/Africa/CIS	1,617	1,407
Middle East/Asia	1,198	1,011
Total revenue	$7,252	$5,828

Operating income:
North America	$989	$498
Latin America	125	118
Europe/Africa/CIS	268	150
Middle East/Asia	219	133
Total operating income	$1,601	$899

-more-

HALLIBURTON COMPANY
Backlog Information
(Millions of dollars)
(Unaudited)

	September 30		June 30		December 31
	2005	____	2005	___	2004
Firm orders:
Government and Infrastructure	$3,548		$3,556		$3,968
Energy and Chemicals	6,809	(a)	6,182		3,643
Energy Services Group segments	172		179		64
Total	$10,529		$9,917		$7,675

Government orders firm but not yet funded, letters of intent, and contracts awarded but not signed:
Government and Infrastructure	$3,942		$4,842	(b)	$816
Total backlog	$14,471		$14,759		$8,491

(a)
Backlog related to gas monetization projects, which include liquefied natural gas and gas-to-liquids projects, amounted to $3.8 billion of the $6.8 billion of Energy and Chemicals backlog as of September 30, 2005.

(b)	Increase primarily relates to Task Order No. 89 under the LogCAP contract.

HALLIBURTON COMPANY
Award Fee and Other Information on LogCAP & RIO Iraq-Related Contracts
(Millions of dollars)
(Unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2005	September 30, 2005
Award fee adjustment (a)	$--	$51
Change in estimated accrual rate of award fees (b)	$4	$14
Settlement of disputed cost issues, primarily related to fuel	$24	$24

(a)
The amounts initially accrued for award fees are adjusted to actual amounts earned once the award fees have been granted and the task orders underlying the work are definitized. The actual amounts granted were $27 million in the first quarter of 2005, $72 million in the second quarter of 2005, and $68 million in the third quarter of 2005. Through March 31, 2005, award fees not yet granted were accrued at 50% of the maximum award fee.

(b)	Effective April 1, 2005, LogCAP award fees not yet granted are accrued at 72% of the maximum award fee.

-more-

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Items included in Operating Income by Operating Segment
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	September 30, 2005		September 30, 2004		June 30, 2005
	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share
Production Optimization:
Surface well testing gain on sale	$-	$-	$40	$0.06	$-	$-
Government and
Infrastructure:
Sale of interest in toll road	85	0.13	-	-	-	-
Restructuring charge	-	-	(4)	(0.01)	-	-
Energy and Chemicals:
Restructuring charge	-	-	(14)	(0.02)	-	-

	Nine Months Ended		Nine Months Ended
	September 30, 2005		September 30, 2004
	Operating	After Tax	Operating	After Tax
	Income	per Share (b)	Income	per Share
Production Optimization:
Subsea 7, Inc. gain on sale (a)	$110	$0.16	$-	$-
Surface well testing gain on sale	-	-	40	0.06
Digital and Consulting Solutions:
Anglo-Dutch lawsuit	-	-	13	0.02
Government and Infrastructure:
Sale of interest in toll road	85	0.12	-	-
Restructuring charge	-	-	(4)	(0.01)
Energy and Chemicals:
Barracuda-Caratinga project loss	-	-	(407)	(0.60)
Restructuring charge	-	-	(14)	(0.02)

(a)	The nine months ended September 30, 2004 included a $7 million equity loss contributed from Subsea 7, Inc.

(b)	Amounts differ from quarter impact due to differences in the effective tax rate between the individual quarter and the nine months ended September 30, 2005.

-more-

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Items included in Operating Income
By Geographic Region - Energy Services Group Only
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	September 30, 2005		September 30, 2004		June 30, 2005
	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share
North America:
Surface well testing gain on sale	$-	$-	$19	$0.03	$-	$-
Latin America:
Surface well testing gain on sale	-	-	7	0.01	-	-
Europe/Africa/CIS:
Surface well testing gain on sale	-	-	14	0.02	-	-

	Nine Months Ended		Nine Months Ended
	September 30, 2005		September 30, 2004
	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share
North America:
Subsea 7, Inc. gain on sale	$107	$0.15	$-	$-
Surface well testing gain on sale	-	-	19	0.03
Anglo-Dutch lawsuit	-	-	13	0.02
Latin America:
Surface well testing gain on sale	-	-	7	0.01
Europe/Africa/CIS:
Subsea 7, Inc. gain on sale	3	0.01	-	-
Surface well testing gain on sale	-	-	14	0.02

-more-

FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Reconciliation of As Reported Results to Adjusted Results
(Millions of dollars)
(Unaudited)

	Total Energy			Total
	Services	Total	General	Halliburton
	Group	KBR	Corporate	Company
Three Months Ended
September 30, 2005

As reported operating income (loss)	$566	$150	$(26)	$690
Sale of interest in toll road (a)	-	(85)	-	(85)
Adjusted operating income (loss)	$566	$65	$(26)	$605

Three Months Ended
June 30, 2005 (b)

As reported operating income (loss)	$522	$122	$(37)	$607

(a)
The Company is reporting strong operating income from both the Energy Services Group and KBR. Management believes it is important to point out to investors that a portion of operating income is attributable to the sale of a toll road interest in the third quarter of 2005, because investors have indicated to management their desire to understand the current drivers and future trends of operating income. The adjustment removes the effect of the sale of the toll road interest.

(b)	No reconciling items were noted for this period.

###

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: October 25, 2005	By:	/s/ Margaret E. Carriere
Margaret E. Carriere
Senior Vice President and Secretary